Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

India Globalization Capital, Inc.

We hereby consent to the incorporation by reference to the Registration Statement No. 333-261861, No. 333-226960, and No. 333-236615 on Form S-8 pertaining to the India Globalization Capital, Inc. 2018 Omnibus Incentive Plan and Special Grants, and (ii) Registration Statement No. 333-251654 on Form S-3, of our report dated June 10, 2022, with respect to the consolidated financial statements of India Globalization Capital Inc. included in this Annual Report (Form 10-K) for the fiscal year ended March 31, 2022.

/s/ Manohar Chowdhry & Associates

Manohar Chowdhry & Associates

Chennai, India

June 10, 2022